AMENDED AND RESTATED LEASE AGREEMENT

This Amended and Restated Lease Agreement (the "Agreement"), is executed effective as of July 24, 2009 (the "Effective Date") by and between Jeneane C. Moeller as Trustee of the Jeneane C. Moeller Family Trust ("Moeller Trust"), a trust established under the laws of Utah, and Desert Hawk Gold Corp. ("Desert Hawk"), a Nevada corporation (each, a "Party" and collectively, the "Parties").

RECITALS

Moeller Trust owns or controls certain patented mining claims in the Gold Hill Mining District, in Tooele County, Utah. The claims are located in T8S, R18W, SLBM, and are further described in Exhibit A to this Agreement.

Moeller Trust and Desert Hawk entered into that certain Mining Venture Agreement dated as of July 24, 2009 (the "Original Agreement"), a Memorandum of Agreement with respect to which was recorded on August 11, 2009 at Entry #330698 in the Tooele County, Utah records, in which Moeller Trust granted to Desert Hawk exclusive possession of the Properties (hereafter defined) for exploration, development and mining, and the right to occupy the Properties and to explore, develop and mine the Properties for minerals.

The Parties wish to amend, restate and replace the Original Agreement in its entirety.

Now, therefore, in consideration of the covenants and mutual agreements set forth herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 "Affiliate" means any person, partnership, joint venture, corporation, or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with a Party. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust, or otherwise.

1.2 "Agreement" means this Amended and Restated and Lease Agreement, including any amendments and modifications thereof, and all exhibits, which are incorporated herein by this reference.

1.3 "Development" means all preparation for the removal and recovery of Products, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products.

1.4 "Mining" means the mining, extracting, producing, handling, milling or other processing of Products.

1.5 "Net Smelter Return Royalty" is defined in Section 4.2 as the means by which Moeller Trust is paid for Products mined and sold by Desert Hawk.

1.6 "Products" means all ores, minerals, and mineral resources produced from the Properties under this Agreement.

1.7 "Properties" means those patented mining claims described in Exhibit A.

ARTICLE II
GRANT OF LEASE

2.1 Grant of Lease and Related Rights. Moeller Trust by these presents does grant, demise, lease and let the Properties exclusively unto Desert Hawk for the purpose of exploration, evaluation, Development, Mining and production of mineral resources of whatsoever nature or kind therefrom subject to the Net Smelter Return Royalty payments described in Article IV herein. Subject to applicable regulatory and permitting requirements, Moeller Trust grants to Desert Hawk the following rights:

(a) exclusive and quiet possession of the Properties for exploration, Development and Mining purposes during the term of this Agreement;

(b) the right to enter upon, into and through the Properties, at such points and in such manner as may be necessary or convenient, and to occupy the Properties for the purpose of exploring for, Development of and Mining of all minerals by any mining method or methods that shall be reasonably practicable;

(c) the right to make reasonable use of the surface of the Properties as may be necessary or convenient to the Development, Mining, removal, processing, storing and marketing of minerals, and the right to construct, use and maintain structures, stockpiles, roads, power lines and other improvements on the Properties as shall be reasonably necessary in connection with Desert Hawk's operations hereunder;

(d) the right to have and use the free and uninterrupted right-of-way under the Properties, at such points and in such manner as may be necessary or convenient to the Development, Mining, removal, processing and marketing of minerals;

(e) the right to transport on, across, over, and under the surface of the Properties any minerals now or hereafter owned, leased or otherwise acquired by Desert Hawk and located in the vicinity of the Properties; and

(f) the continuous right and privilege to destroy so much of the surface and subsurface of the Properties as may be reasonably necessary to carry out the purposes of this Agreement and to undermine the surface of the Properties, including the right to enter upon the Properties to repair any subsidence damage that may occur to surface structures on the Properties.

2.2 Term. The term of this Agreement shall be for 20 years from the Effective Date and for so long thereafter as Products are produced and sold from the Properties in commercially profitable quantities, unless the Agreement is earlier terminated as provided herein.

2.3 There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS

3.1 Capacity of Parties. Each of the Parties represents and warrants on behalf of itself as follows:

(a) Desert Hawk represents that it is a corporation duly incorporated in the State of Nevada and in good standing in its state of incorporation; Moeller Trust represents that it is a Utah trust; and each Party represents that it is qualified to do business and is in good standing in Utah to the extent necessary to carry out the purposes of this Agreement;

(b) that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate or other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c) that it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

(d) that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

3.2 Moeller Trust makes the following representations and warranties as of the Effective Date and the date of execution of this Agreement:

(a) with respect to the Properties Moeller Trust owns in fee simple, it is in exclusive possession of (subject to the rights granted to Desert Hawk in the Original Agreement) and owns such Properties free and clear of all known defects, liens, and encumbrances except those specifically identified as Potential Encumbrances in Exhibit A; and

(b) with respect to the Properties, there are no pending or, to Moeller Trust's knowledge, threatened, actions, suits, claims or proceedings.

Representations and warranties contained in this section are provided for the exclusive benefit of Desert Hawk and a breach of any one or more thereof may be waived by Desert Hawk in whole or in part at any time without prejudice to its rights in respect of any breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive until the termination of this Agreement.

3.3 Desert Hawk hereby represents and warrants to Moeller Trust that:

(a) it is, and has been, duly incorporated and validly exists as a corporation in good standing under the laws of the State of Nevada;

(b) it has the right to enter into this Agreement;

(c) it shall organize its affairs and do all things necessary to otherwise transact business in the state of Utah;

(d) any of its common shares delivered to Moeller Trust shall, at the time of delivery to Moeller Trust, be duly authorized and validly allotted and issued as fully paid and non-assessable free of any liens, charges or encumbrances other than such resale restrictions as to hold periods as imposed by regulatory authorities and agreed herein;

(e) it has obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it;

(f) it may mortgage or pledge the leasehold interest acquired under this Agreement for purposes of financing exploration, Development and Mining operations on the Properties (but not for any other purpose without Moeller Trust's prior, written, discretionary consent). The Parties acknowledge that the rights in the Properties granted to Desert Hawk pursuant to this Agreement are leasehold interests only and that Desert Hawk shall not grant any mortgage that affects, relates to or encumbers in any way ownership or fee title to the Properties in any manner whatsoever. Desert Hawk will not do or fail to do or cause or permit to be done any act or thing whatsoever whereby Moeller Trust's interest in the Properties may be impaired in any manner whatsoever; and

(g) it shall do all such acts and things that may be necessary to maintain the Properties in good standing and shall promptly remedy any deficiencies in respect of any of aforesaid warranties.

Representations and warranties contained in this section are provided for the exclusive benefit of Moeller Trust, and a breach of any one or more thereof may be waived by Moeller Trust in whole or in part at any time without prejudice to their rights in respect of any breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive until the termination of this Agreement.

3.4 Disclosures. Each of the Parties represents and warrants that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other Party in order to prevent the representations in this Article III from being materially misleading.

3.5 Liability Regarding Certain Potential Encumbrances. Moeller Trust will be responsible for any and all liability that may exist under those Potential Encumbrances that are

identified in Exhibit A, and shall indemnify, protect, save and hold harmless Desert Hawk and its Affiliates (if any), officers, directors, employees, shareholders and agents (the "Desert Hawk Indemnitees") from and against any and all loss of leasehold title or other actual (but not consequential, special, expectancy, speculative or punitive) losses, costs, damages, expenses, attorney fees, liens, claims, demands and other liabilities, obligations, suits and actions of every kind that may be incurred by the Desert Hawk Indemnitees on account of the existence or enforcement of any rights under said Potential Encumbrances.

ARTICLE IV
TERMS OF PAYMENTS AND PRODUCTION ROYALTIES

4.1 Moeller Trust shall receive 250,000 shares of Desert Hawk restricted common stock at the time of Moeller Trust's execution of this Agreement. Moeller Trust agrees not to register the stock for a period of one year. Thereafter, Moeller Trust agrees to sell no more than 20% of its stock annually.

4.2 Desert Hawk shall pay Moeller Trust its successors and assigns a royalty on Products from the Properties as more specifically described in Exhibit B attached hereto (the "Net Smelter Return Royalty"). With respect to base metals (*i.e.* iron, nickel, lead, zinc, copper, aluminum, tin, tungsten, molybdenum, etc.) produced from the Properties, the Net Smelter Return Royalty shall be six percent (6%). Royalty payable by Desert Hawk on Products from any minerals not specified in this Agreement, if any, shall be handled by separate written agreement entered into between the Parties, and no mining of any such minerals is allowed under this Agreement until the Parties have entered into such separate written agreement.

4.3 Desert Hawk shall pay Moeller Trust a Net Smelter Return Royalty from production of gold, the percentage of which shall be calculated on a sliding scale as follows, based on the closing spot price for the day of sale, as posted by the New York Mercantile Exchange:

When gold price is below $800 per Troy ounce, the royalty shall be 2%
When gold price is $800 to $999 per Troy ounce, the royalty shall be 4%
When gold price is $1,000 to $1,249 per Troy ounce, the royalty shall be 8%
When gold price is $1,250 to $1,499 per Troy ounce, the royalty shall be 12%
When gold price exceeds $1,500 per Troy ounce, the royalty shall be 15%

4.4 Desert Hawk shall pay Moeller Trust a Net Smelter Return Royalty from production of silver, the percentage of which shall be calculated on a sliding scale as follows, based on the closing spot price for the day of the sale, as posted by the New York Mercantile Exchange:

When silver price is below $12 per Troy ounce, the royalty shall be 2%
When silver price is $12.00 to $14.99 per Troy ounce, the royalty shall be 4%
When silver price is $15.00 to $19.99 per Troy ounce, the royalty shall be 8%
When silver price is $20.00 to $24.99 per Troy ounce, the royalty shall be 12%
When silver price exceeds $25.00 per Troy ounce, the royalty shall be 15%

4.5 Commencing on January 1, 2010, Desert Hawk shall pay any and all property payments and obligations (including but not limited to: property tax payments, rental fees, and permit fees) required with respect to the Properties during the term of this Agreement.

ARTICLE V
COMMINGLING

5.1 Desert Hawk may commingle ores, minerals, or other Products from the Properties ("Subject Ore") with ores, minerals or other products from other property ("Other Ore") but before commingling Desert Hawk shall weigh and sample the Subject Ore and Other Ore in accordance with sound mining and metallurgical practices for moisture and metal content and assay the samples to determine metal content. Desert Hawk shall keep records of such commingling data and provide copies quarterly to Moeller Trust showing weights or volumes, moisture, percent metal content, and gross metal content of the Subject Ore and Other Ore. Royalties shall be allocated between Subject Ore and Other Ore on the basis of gross metal content, with due regard being given to the difference, if any, between the royalty rate on the Subject Ore and the royalty rate on Other Ore.

ARTICLE VI
FINANCIAL CONTRIBUTIONS BY MOELLER TRUST

6.1 Moeller Trust has paid all property payments required during calendar year 2009 with respect to the Properties.

ARTICLE VII
DESERT HAWK'S PERFORMANCE REQUIREMENTS

7.1 Desert Hawk shall have placed the Properties into commercial scale production within three years from the Effective Date. In the event that the Properties shall not have been placed into commercial production within three years from the Effective Date then on that date and until such time as the Properties are placed into commercial scale production, Desert Hawk shall to pay Moeller Trust a $50,000 annual holding fee to retain the Properties. The force majeure provisions of Section 10.6 below shall not apply to the foregoing obligation to pay Moeller Trust such $50,000 annual holding fee.

7.2 Should Desert Hawk terminate the Agreement or withdraw from the Properties at any time, Desert Hawk shall have no residual rights nor retain any ownership in anything including the Properties or equipment and Moeller Trust shall have no future obligations to Desert Hawk.

7.3 With respect to the Properties, Desert Hawk shall:

(a) carry out work on the Properties in accordance with good mining and financial practices and in accordance with all applicable federal, state and local laws, regulations and ordinances (as the same may be changed from time to time) and, in the case of accounts, in accordance with generally accepted accounting practices;

(b) by way of written reports or summaries keep Moeller Trust reasonably informed of work performed hereunder and the results thereof, to include, effective 2010, delivery of a written summary work report to Moeller Trust by no later than December 31st of each year describing work carried out and results obtained during the then current year;

(c) afford Moeller Trust, upon prior notice and during reasonable business hours, access to the Properties and to all data, records, maps, reports and information in its possession from, and relating to, the Properties and to work performed for or by it thereupon with full rights to make copies and/or take extracts (Desert Hawk agreeing to keep full and complete records and accounts at a central location known to Moeller Trust), all at the sole expense and sole risk of Moeller Trust. Moeller Trust hereby indemnifies and saves harmless Desert Hawk, its representatives and employees from any liability of any nature whatsoever that may arise, or be alleged to arise, with respect to any such access;

(d) maintain the Properties in good standing;

(e) carry out all work and pay all creditors such that no liens shall so arise against the Properties, and if such liens so arise to immediately cause the same to be discharged or vacated unless Desert Hawk is contesting the same in good faith;

(f) maintain reasonable insurance coverage of a nature and extent similar to that maintained by corporations carrying out and/or supervising work of a nature and extent and in a locale similar to that contemplated hereunder, with Moeller Trust to be a named insured on the appropriate policies, and a copy of such policies shall be provided to Moeller Trust before any entry onto the Property by Desert Hawk or any of its employees, contractors or agents;

(g) undertake, in the exercise of its powers and the performance of its duties and obligations hereunder, to act in good faith and in the best interest of the Properties and not take any collateral advantage of its position as lessee of the Properties hereunder.

(h) on behalf of itself and its employees, contractors, agents and representatives, indemnify, protect, save and hold harmless Moeller Trust and its Affiliates (if any) and all of their respective officers, directors, members, managers, trustees, employees, shareholders, partners, agents and representatives (the "Moeller Indemnitees") from and against any and all losses, costs, damages, expenses, attorney fees, liens, claims, demands, environmental liabilities and other liabilities, obligations, suits and actions of every kind that may be imposed upon or incurred by any of the Moeller Indemnitees on account of, or arising directly or indirectly from, Desert

Hawk's interest in the Properties or Desert Hawk's activities and operations under or relating to this Agreement.

(i) reclaim and restore the Properties in strict accordance with all applicable federal, state and local laws, regulations, ordinances and permits, as the same may be amended from time to time.

The indemnities and reclamation obligations contained in this Section 7.3 shall survive termination of this Agreement.

ARTICLE VIII
DATA

8.1 Upon the execution of this Agreement, Moeller Trust shall make available to Desert Hawk all drill core, all geological, geophysical, and engineering data and maps, logs of drill holes, results of assaying and sampling, and similar data concerning the Properties (or copies thereof) which are in Moeller Trust's possession or control, to the extent such materials have not been previously provided to Desert Hawk.

8.2 During the term of this Agreement Desert Hawk shall (i) make available for inspection by Moeller Trust all factual geological and geophysical data and maps including interpretive data, logs of drill holes, and results of assaying and sampling pertaining to the Properties which Desert Hawk has obtained as a result of its activities under this Agreement and which are then in Desert Hawk's possession or control, and (ii) upon Moeller Trust's request and at Moeller Trust's expense, provide Moeller Trust with copies of any portion of the geological and geophysical data and maps including interpretive data, logs of drill holes, and results of assaying and sampling designated by Moeller Trust.

8.3 Upon the surrender or other termination of this Agreement, Desert Hawk shall, within sixty (60) days after termination, (i) return to Moeller Trust all drill core and original data delivered by Moeller Trust to Desert Hawk which are then in Desert Hawk's possession or control, and (ii) make available for inspection by Moeller Trust all factual geological and geophysical data and maps (not including interpretive data), logs of drill holes, and results of assaying and sampling pertaining to the Properties which Desert Hawk has obtained as a result of its activities under this Agreement and which are then in Desert Hawk's possession or control. Upon Moeller Trust's request made within sixty (60) days after termination of this Agreement, Desert Hawk shall, at Moeller Trust's expense, provide Moeller Trust with the drill core designated by Moeller Trust and with copies of any portion of the geological and geophysical data and maps including interpretive data, logs of drill holes, and results of assaying and sampling designated by Moeller Trust.

8.4 Desert Hawk makes no representation or warranty as to the accuracy or completeness of any such data or information, and shall not be liable on account of any use by Moeller Trust or any other person of any such data or information. Desert Hawk shall not be liable for the loss or destruction of any drill core.

ARTICLE IX
CONFIDENTIALITY

9.1 For so long as this Agreement remains in effect, all information obtained by Moeller Trust or Moeller Trust's authorized representatives from Desert Hawk arising out of Desert Hawk's activities on the Properties pursuant to this Agreement shall be kept strictly confidential by Moeller Trust and shall not be released to any third person except upon the prior written consent of Desert Hawk, unless such release is required upon the advice of counsel to comply with law, and except with respect to information that is or becomes generally available to the public through no fault of Moeller Trust.

ARTICLE X
GENERAL PROVISIONS

10.1 Notices. All notices, payments, and other required communications ("Notices") to the Parties shall be in writing, and shall be addressed respectively as follows:

If to Moeller Trust:

Jeneane C. Moeller, Trustee for
the Jeneane C. Moeller Family Trust
1151 North Grove Drive
Alpine, UT 84004

With a copy to:

Dale B. Kimsey
2828 Ksel Drive
Sandy, UT 84092

If to Desert Hawk:

Desert Hawk Gold Corp.
8921 North Indian Trail Road, Suite 288
Spokane, WA 99208

With a copy to:

Kevin W. Johnson
Holland & Hart LLP
555 Seventeenth Street, Suite 3200
Denver, CO 80202

All Notices shall be given (i) by personal delivery to the Party, or (ii) by electronic communication, with a confirmation sent by first class mail, or (iii) by registered or certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication on the next business day following receipt of the electronic

communication, and (iii) if solely by mail on the next business day after actual receipt. A Party may change its address by Notice to the other Party.

10.2 Waiver. The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Party's right thereafter to enforce any provision or exercise any right.

10.3 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by the Parties.

10.4 Attorneys' Fees. If legal action is instituted by either Party to enforce the terms of this Agreement or to recover damages for the breach of any of the provisions of this Agreement, the prevailing Party shall be entitled to receive from the other Party reasonable attorneys' fees to be determined by the court in which the action is brought.

10.5 Termination and Surrender.

(a) If Desert Hawk fails to comply with the provisions of this Agreement and if Desert Hawk fails to correct the default within thirty (30) days after notice has been given to it by Moeller Trust specifying with particularity the nature of the default (or if the default cannot reasonably be cured within 30 days, if Desert Hawk does not initiate and diligently pursue steps to cure the default within said 30-day period), then upon the expiration of the thirty (30) day period all rights of Desert Hawk under this Agreement shall terminate except that Desert Hawk shall have the rights provided in subparagraph (d) of this Section. Any default claimed with respect to the payment of money may be cured by the deposit in escrow of the amount in controversy (not including claimed consequential, special, exemplary, or punitive damages) and giving of notice of the deposit to Moeller Trust, the amount to remain in escrow until the controversy is resolved by decision of a court or otherwise. If Desert Hawk by notice to Moeller Trust within said 30-day period disputes the existence of a default, then this Agreement shall not terminate unless Desert Hawk does not correct the default within thirty (30) days after the existence of a default has been determined by decision of a court or otherwise (or if the default cannot reasonably be cured within 30 days, if Desert Hawk does not initiate and diligently pursue steps to cure the default within said 30-day period). Should Desert Hawk fail and/or refuse to operate any mining operations on any of the Properties for a period of five (5) calendar years, regardless of cause, at the election of Moeller Trust this Agreement may be terminated by Moeller Trust.

(b) Subject to the right of Moeller Trust to terminate this Agreement as provided in the foregoing subparagraph (a), controversy between the Parties to this Agreement shall not interrupt operations under this Agreement. In the event of any controversy, Desert Hawk may continue

operations under this Agreement and shall make the payments provided for in this Agreement notwithstanding the existence of the controversy. Upon the resolution of the controversy, such payments or restitutions shall be made as required by the terms of the decision of the court or otherwise.

(c) Desert Hawk may at any time after proper reclamation of all of the Properties affected by Desert Hawk's operations (or that part of the Properties affected by Desert Hawk's operations that it wishes to surrender, as applicable) terminate this Agreement (as to all or any part of the Properties) by delivering to Moeller Trust or by recording with the Tooele County Recorder (with a copy to Moeller Trust) a good and sufficient Surrender of this Agreement (or a Partial Surrender describing that portion of the Properties as to which this Agreement is surrendered). Upon recording or mailing to Moeller Trust the Surrender (or Partial Surrender), all rights, liabilities, and obligations of Desert Hawk under this Agreement (with respect to the portion of the Properties as to which this Agreement is terminated) shall terminate, except those liabilities and obligations (such as warranties, indemnifications, royalty payments, auditing rights and reclamation responsibilities) that have accrued prior to termination.

(d) Prior to any termination of this Agreement by Desert Hawk, or upon any termination of this Agreement by Moeller Trust, Desert Hawk shall have a reasonable period of time (not to exceed one year) in which to enter onto and remove from the Properties all of its machinery, buildings, structures, facilities, equipment, stockpiled ore (subject to the payment of royalties therefor as provided for in this Agreement) and other property of every nature and description erected, placed or situated thereon, except foundations of a permanent nature, supports, track and pipe placed in shafts, drifts or openings in the Properties so long as such remaining structures are left in a condition that is safe, nontoxic and in compliance with all applicable federal, state and local laws, regulations, ordinances and codes governing reclamation of mined lands. In no way shall the language of this paragraph be construed to mean that Moeller Trust has accepted as an appurtenance to the Properties, or has allowed Desert Hawk or its agents to leave on the Properties, any structures, waste, shafts, tunnels, excavations or equipment that were created or placed on the Properties or used in conjunction with Desert Hawk's business or operations on the Properties, that have not been properly reclaimed and released from any further reclamation obligations by the proper federal, state and local agencies having authority to do so. At the conclusion of such reclamation, Desert Hawk shall give Moeller Trust written notice of such conclusion and Moeller Trust shall thereafter have 180 days in which to inspect the Properties and any property that remains on the Properties. At that time Moeller Trust shall determine if it wishes to accept title to such remaining property or equipment. If Moeller Trust does accept title to any remaining property or equipment then Desert Hawk, or any other

person entitled to do so, shall convey title to that property or equipment through a properly acknowledged instrument of transfer. Remaining property not accepted by and transferred to Moeller Trust shall be removed at Desert Hawk's expense or reclaimed in accordance with all applicable federal, state and local laws, regulations, ordinances and codes at Desert Hawk's expense.

10.6 Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state, or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition. The affected Party shall promptly give written notice to the other Party of the suspension of performance, stating therein the commencement date of the suspension, the nature of the suspension, the reasons therefor, and the expected duration thereof. If, but only if, such notice is given, the time for discharging the affected Party's obligations with respect to the prevented performance shall be extended for the period of force majeure, but the affected Party shall be obligated to use commercially reasonable efforts to eliminate such circumstances as quickly as possible.

10.7 Governing Law, Jurisdiction and Venue. This Agreement shall be construed, interpreted and governed by the laws of the State of Utah (where the Properties are located) without regard for choice of laws or conflict of laws principles that would require or permit the application of the laws of any other jurisdiction. Each of the Parties, on behalf of themselves and their successors, irrevocably consents to the exclusive jurisdiction of the courts of the state of Utah or the federal district court for the District of Utah, as may be applicable, in respect of any disputes arising hereunder, with venue to be in Salt Lake County, Utah.

10.8 Further Assurances. Each of the Parties agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

10.9 Entire Agreement and Successors and Assigns. This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof including, without limitation, the Original Agreement (as to which the Parties agree is amended and restated in its entirety upon the terms and conditions hereof). This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

10.10 Exhibits. All exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.

10.11 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

10.12 Severability. If any provision of this Agreement is for any reason and to any extent determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will be interpreted so as best to reasonably effect the intent of the Parties hereto. The Parties agree to use their best efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which is mutually agreeable so as to achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.13 Assignment. Desert Hawk may not assign, sublease or otherwise transfer its interest in this Agreement without Moeller Trust's prior written consent in each instance, which shall not be unreasonably withheld. Any transfer by Desert Hawk must be with respect to all of the Properties. No transfer by Desert Hawk concerning less than all of the Properties shall be consented to by Moeller Trust. This paragraph shall not prevent Desert Hawk from mortgaging its leasehold interest in the Properties for financing purposes in accordance with the provisions of Section 3.3(f). No assignment, sublease or transfer shall be effective against Moeller Trust until Moeller Trust receives written notice of the transfer in accordance with Section 10.1.

10.14 This Agreement shall not be recorded. However, at Desert Hawk's request, the Parties shall execute a memorandum of this Agreement in a recordable form sufficient under the laws of the State of Utah to give notice to third parties of the rights granted hereunder. Desert Hawk shall have the right to record such memorandum at its expense. The execution and recording of the memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interests or obligations of the Parties.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates set forth below, but effective as of the Effective Date.

Moeller Trust

By ______________________
Jeneane C. Moeller, Trustee of the Jeneane C. Moeller Family Trust
Date 6/11/2010

Desert Hawk

Desert Hawk Gold Corp., a Nevada corporation

By ______________________
Robert E. Jorgensen, Chief Executive Officer
Date 5 25 2010

EXHIBIT A
PROPERTIES

Claim Name	Location	State Property Number	Survey Number	Parcel Acreage
Cosmopolitan	T8S R18W Sec 24 SLBM	24965	4382	20.056
Copperopolis	T8S R18W Sec 24 SLBM	40523	4382	17.437
Yellow Hammer	T8S R18W Sec 24 SLBM	40524	4382	20.21
Centennial	T8S R18W Sec 24 SLBM	40525	5151	20.66

In accordance with Section 3.2(a), and without conceding the existence, validity or applicability of such liens and encumbrances, the Parties acknowledge that the following liens and encumbrances (collectively, the "Potential Encumbrances") may exist with respect to some or all of the Properties:

1. Rights and interests of International Minerals and Metals, Inc. and/or Inter Alia Holding Company (as to item (b) only) under and pursuant to (a) the Mortgage Agreement dated March 17, 1983 between American Consolidated Mining Corporation and International Minerals and Metals, Inc. recorded in Book 209 at Page 705 of the Tooele County records; (b) Mortgage Agreement dated June 24, 1986 between American Consolidated Mining Company, International Minerals & Metals, Inc., Inter Alia Holding Company and RIHT Capital Corporation, recorded in Book 244 at Page 352 of the Tooele County records; and (c) Confirmation of Mortgage Agreements and Grant of Additional Mortgage dated October 18, 1995 from American Consolidated Mining Company and Clifton Mining Company in favor of International Minerals and Metals, Inc., recorded in Book 406 at Page 752 of the Tooele County records.

2. Mortgage from International Minerals & Metals, Inc. to Cecil R. Woodman dated November 6, 1978 and recorded in Book 168 at Page 705 of the Tooele County records.

EXHIBIT B
NET SMELTER RETURN ROYALTY

In furtherance to Article IV, the following provisions shall apply to the Net Smelter Return Royalty.

The Net Smelter Return Royalty is characterized by royalty payments that are a fixed or variable percentage (depending on the Product sold, as set forth in Article IV) of the sales price, or gross revenue, received from the sale of Products to a smelter, refinery or other purchaser and it is the amount of money which the smelter, refinery or other purchaser pays Desert Hawk for the Products, with deductions for (but only for) the costs or penalties imposed by the smelter or refinery. For avoidance of doubt, there shall be no deduction of mining costs, ore transportation costs, ore processing costs, or any other mining or processing cost.

Should the Products be sold to an Affiliate of Desert Hawk rather than to an independent third party, they shall be deemed sold by Desert Hawk at the time of delivery to the Affiliate, and the Net Smelter Return Royalty shall mean an amount equal to that which would have been received by Desert Hawk from a bona fide third party purchaser in an arm's length transaction for an identical product. Similarly, if the smelting or refining is done by an Affiliate of Desert Hawk, any smelting and refining deductions shall be an amount equal to that which would have been charged to a bona fide third party seller in an arm's length transaction for an identical product.

Payments of the Net Smelter Return Royalty shall be made to Moeller Trust immediately upon Desert Hawk's receipt of revenues for the Products sold. Whenever possible, Desert Hawk shall cause the smelter, refiner or other purchaser to issue the Net Smelter Return Royalty payment directly to Moeller Trust at the same time as the balance of revenues is issued to Desert Hawk. If that arrangement is not possible, Desert Hawk shall tender the Net Smelter Return Royalty payment to Moeller Trust prior to any other use of the sale proceeds by Desert Hawk and in any event by no later than ten (10) business days after Desert Hawk receives payment from the smelter, refiner or other purchaser. All Net Smelter Return Royalty payments to Moeller Trust (whether from the smelter, refiner or other purchaser or from Desert Hawk) shall be accompanied by written documentation showing the amount of production, the sale date, the sale price and the calculation of Moeller Trust's royalty payment, as well as such other information and documentation as Moeller Trust may reasonably request from time to time.

All Net Smelter Return Royalty payments shall be tendered to Moeller Trust in accordance with Section 10.1 (excluding required copies as provided in said Section 10.1).

Desert Hawk shall at all times production is occurring upon the Properties accurately weigh, measure and sample, in accordance with customary industry practices for metal mines, all Products to the end that accurate and complete records and reports are made and retained to ascertain the quantity of ores and minerals recovered and removed from the Properties.

For the duration of this Agreement and for a period of at least three years thereafter, Desert Hawk shall keep, at a location within the United States, accurate records of data necessary for the computation of the Net Smelter Return Royalty. Moeller Trust or its designated representatives,

upon notice in writing to Desert Hawk and at Moeller Trust's expense, shall have the right to audit Desert Hawk's accounts and records relating to the payment of the Net Smelter Return Royalty from time to time but no more often than every six months. All audits shall be conducted by Moeller Trust at the office of Desert Hawk where the relevant books and records are maintained and such audit shall be conducted during normal business hours.

Moeller Trust may, at times reasonably convenient to Desert Hawk at reasonable intervals and at Moeller Trust's expense, have a representative present at any stage when Products are mined, handled, commingled, stored, treated, weighed, sampled, assayed or otherwise processed, and shall upon request be furnished with a representative part of any sample taken.

The right to receive the Net Smelter Return Royalty from Desert Hawk and its permitted successors as and when due is and shall be deemed to be a covenant which runs with the Properties irrespective of any change in ownership or control thereof. Moeller Trust's right to receive Net Smelter Return Royalty payments from Desert Hawk shall not be deemed to constitute Moeller Trust the partner, agent or legal representative of Desert Hawk and shall not cause Moeller Trust to be responsible for any debt, liability or obligation of Desert Hawk.